Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of December 31, 2024, by and among Nidar Infrastructure Limited, a Cayman Islands exempted company (the “Company”), Yotta Data and Cloud Limited, a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub”), and Cartica Acquisition Corp, a Cayman Islands exempted company (“SPAC”). The Company, Merger Sub and SPAC are collectively referred to herein as the “Parties” and individually as a “Party”. Capitalized terms used but not defined elsewhere herein shall have the meanings assigned to them in the Business Combination Agreement (as defined below).

WHEREAS, reference is made to that certain Business Combination Agreement dated as of June 24, 2024, by and among the Company, Merger Sub and SPAC (as amended, modified or supplemented from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, pursuant to Section 11.09 of the Business Combination Agreement, the Business Combination Agreement may be amended by an agreement in writing executed by each of the Parties; and

WHEREAS, the Parties desire to amend the Business Combination Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing, and intending to be legally bound hereby, the Parties hereby agree as follows:

AGREEMENT

Section 1      Amendments to the Business Combination Agreement. The Business Combination Agreement is hereby amended as set forth in this Section 1, in accordance with Section 11.09 of the Business Combination Agreement:

(a) the following definitions are hereby added to Section 1.01 of the Business Combination Agreement in alphabetical order:

““First Amendment” means that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of December 31, 2024, by and among the Company, Merger Sub and SPAC.”

““Nasdaq Delisting” means the delisting of the SPAC Class A Shares, the SPAC Public Warrants and the SPAC Units from trading on the Nasdaq on the Nasdaq Delisting Date due to the failure of SPAC to satisfy Nasdaq Listing Rule IM-5101-2(b).”

““Nasdaq Delisting Date” means January 4, 2025.”

““OTC Markets” means the OTC Markets Group.”

(b) The definition of “Extension Expenses” in Section 1.01 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

““Extension Expenses” means, to the extent unpaid as of the Closing, (a) the costs and expenses incurred by SPAC in connection with extending the date by which SPAC must consummate a Business Combination beyond April 7, 2024 (the “First Extension”), (b) the costs and expenses incurred by SPAC in connection with extending the date by which SPAC must consummate a Business Combination beyond January 7, 2025 (the “Second Extension” and together with the First Extension, the “Extensions”), and (c) the amounts deposited by the Sponsor in the Trust Account, if any, in the form of a non-interest-bearing promissory note in connection with the Extensions.”

(c) The definition of “SPAC Impairment Effect” in Section 1.01 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

““SPAC Impairment Effect” means an Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business or financial condition of SPAC, (b) the ability of SPAC to consummate the Transactions, or (c) the ability of the SPAC Class A Shares, the SPAC Public Warrants and the SPAC Units to qualify for trading on the OTC Markets.”

(d) The definition of “SPAC Shareholder Approval” in Section 1.01 of the Business Combination Agreement is hereby amended by deleting “Nasdaq” and replacing it with “OTC Markets.”

(e) Clause (d) of the definition of “SPAC Transaction Proposals” in Section 1.01 of the Business Combination Agreement is hereby amended by deleting “Nasdaq” and replacing it with “OTC Markets.”

(f) The definition of “Stock Exchange” in Section 1.01 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

““Stock Exchange” means the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the NYSE American or the OTC Markets, as chosen by SPAC in its reasonable discretion and after consultation with the Company.”

(g) The definition of “Working Capital Loans” in Section 1.01 of the Business Combination Agreement is hereby amended by deleting “Extension” and replacing it with “Extensions.”

(h) Section 5.13 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“Section 5.13 Nasdaq Listing and OTC Listing. Prior to the Nasdaq Delisting, the SPAC Class A Shares, the SPAC Public Warrants and the SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “CITE,” “CITEW” and “CITEU,” respectively. Prior to and except for the Nasdaq Delisting, except as set forth on Section 5.13 of the SPAC Disclosure Letter or the SEC Reports filed prior to the date of the First Amendment, SPAC is a member in good standing with the Nasdaq and has complied with the applicable listing requirements of the Nasdaq, and there is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by the Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Class A Shares, the SPAC Public Warrants or the SPAC Units or terminate the listing of SPAC Class A Shares, the SPAC Public Warrants or the SPAC Units on the Nasdaq. Prior to and except for the Nasdaq Delisting, except as set forth on Section 5.13 of the SPAC Disclosure Letter or the SEC Reports filed prior to the date of the First Amendment, SPAC has not received any notice from the Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Class A Shares, the SPAC Public Warrants or the SPAC Units from the Nasdaq or the SEC. From and after the Nasdaq Delisting, SPAC has complied with the applicable listing requirements of the OTC Markets, and there is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by the OTC Markets or the SEC with respect to any intention by such entity to deregister the SPAC Class A Shares, the SPAC Public Warrants or the SPAC Units or terminate the qualification of the SPAC Class A Shares, the SPAC Public Warrants or the SPAC Units to be traded on the OTC Markets. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Shares, the SPAC Public Warrants or the SPAC Units under the Exchange Act except as contemplated by this Agreement. Except as set forth on Section 5.13 of the SPAC Disclosure Letter, SPAC has not received any notice from the OTC Markets or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Class A Shares, the SPAC Public Warrants or the SPAC Units from the Nasdaq or the SEC.”

(i) Section 7.06 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“Section 7.06 SPAC Securities Listing. From and after the date of the First Amendment, SPAC shall take such actions as are reasonably necessary to apply for and effect the qualification of the SPAC Class A Shares, the SPAC Public Warrants and the SPAC Units for trading on the OTC Markets, which qualification shall take effect as soon as practicable after the date of the First Amendment (and, in any event, no later than ten (10) Business Days following the Nasdaq Delisting Date). From the Nasdaq Delisting Date until the Closing, SPAC shall use its reasonable best efforts to ensure that the SPAC Class A Shares, the SPAC Public Warrants and the SPAC Units continue to be qualified to trade on the OTC Markets. From and after the Nasdaq Delisting Date and prior to the Closing Date, SPAC shall cooperate with the Company and use reasonable best efforts to take such actions as are reasonably necessary or advisable to cause the SPAC Units, SPAC Class A Shares and SPAC Public Warrants to be delisted from the OTC Markets, and deregistered under the Exchange Act as soon as practicable following the First Effective Time.”

(j) Section 10.01(c) of the Business Combination Agreement is hereby amended by deleting the phrase “on July 7, 2025 (the “Termination Date”)” and replacing it with “on January 7, 2026 (the “Termination Date”).”

Section 2      Binding Amendment. This Amendment constitutes a valid amendment of the Business Combination Agreement. In the event of any conflict between the provisions of the Business Combination Agreement and this Amendment, the provisions of this Amendment shall control.

Section 3      No Other Amendments. Except for the amendment expressly set forth above, the text of the Business Combination Agreement shall remain unchanged and in full force and effect.

Section 4      Reference to and Effect on Business Combination Agreement. Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Business Combination Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Business Combination Agreement shall mean and be a reference to the Business Combination Agreement as amended hereby.

Section 5      Miscellaneous. The provisions of Sections 11.01 – 11.07 (inclusive) and 11.09 – 11.14 (inclusive) of the Business Combination Agreement are incorporated into, and shall apply to, this Amendment, mutatis mutandis.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Company, Merger Sub, and SPAC have hereunto caused this Amendment to be duly executed as of the date first set forth above.

NIDAR INFRASTRUCTURE LIMITED

By	/s/ Santosh Rao Ukhalker
Name:	Santosh Rao Ukhalker
Title:	Authorized Signatory

YOTTA DATA AND CLOUD LIMITED

By	/s/ Santosh Rao Ukhalker
Name:	Santosh Rao Ukhalker
Title:	Authorized Signatory

CARTICA ACQUISITION CORP

By	/s/ Brian Coad
Name:	Brian Coad
Title:	Chief Operating Officer and Chief Financial Officer

[Signature Page to Amendment to Business Combination Agreement]